As filed with the Securities and Exchange Commission on September 13, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

KLX ENERGY SERVICES HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	36-4904146
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1300 Corporate Center Way, Wellington, Florida	33414
(Address of principal executive offices)	(Zip Code)

KLX ENERGY SERVICES HOLDINGS, INC. 2018 DEFERRED COMPENSATION PLAN

(Full title of the plan)

Thomas P. McCaffrey

1300 Corporate Center Way

Wellington, Florida 33414

(561) 383-5100

(Name, address and telephone of agent for service)

Copies to:

Valerie Ford Jacob, Esq.

Freshfields Bruckhaus Deringer US LLP

601 Lexington Avenue

New York, New York 10022

(212) 277-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Obligation(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(3)
Deferred Compensation Obligation under the KLX Energy Services Holdings, Inc. 2018 Deferred Compensation Plan	$12,000,000	100%	$12,000,000	$1,494

(1)

The Deferred Compensation Obligations (“Obligations”) under the KLX Energy Services Holdings, Inc. 2018 Deferred Compensation Plan (the “Plan”) are unsecured obligations of the KLX Energy Services Holdings, Inc. (the “Registrant”) to pay deferred compensation in the future in accordance with the terms of the Plan.

(2)

The Registrant may make a matching contribution equal to 100% of a Participant’s deferrals under the Plan up to a maximum of 7.5% of the participant’s total base salary and annual cash bonus. In such case, the Maximum Offering Price per Obligation would effectively be 92.5%.

(3)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $124.50 per $1,000,000 of the proposed maximum aggregate offering price calculated as described in note 3 above.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.         Plan Information*

Item 2.         Registrant Information and Employee Plan Annual Information*

*                                         Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the the Securities Act of 1933, as amended (the “Securities Act”) and the “Note” to Part I of Form
S-8.  The documents containing the information specified in this Part I of Form S-8 will be sent or given to the participants (“participants”) in (i) the KLX Energy Services Holdings, Inc. Long-Term Incentive Plan, (ii) the KLX Energy Services Holdings, Inc. Employee Stock Purchase Plan and (iii) the KLX Energy Services Holdings, Inc. Non-Employee Directors Stock and Deferred Compensation Plan, respectively, covered by this Registration Statement, as specified by the U.S. Securities and Exchange Commission (the “Commission”), pursuant to Rule 428(b)(1) under the Securities Act. Such documents are not required to be and are not filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.         Incorporation of Documents by Reference

The following documents filed by the Registrant with the Commission are incorporated as of their respective dates in this Registration Statement by reference:

•                  the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended July 31, 2018 filed with the Commission on August 30, 2018; and

•                  Amendment No. 2 to the Registrant’s Registration Statement on Form 10 (File No. 001-38609) filed with the Commission on August 24, 2018

All other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (except for any portions of the Registrant’s Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof and any corresponding exhibits thereto not filed with the Commission, and other documents or information deemed furnished but not filed under the rules of the Commission), prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.         Description of Securities

Under the Plan, the Registrant may provide eligible employees with awards of deferred cash compensation or with the opportunity to agree to the deferral of a specified percentage of their cash or equity-based compensation. The Obligations of the Registrant under the Plan to a participating employee (a “Participant”) represent at all times an unfunded, contingent and unsecured contractual obligation of the Registrant to pay the Obligations in the future in accordance with the terms of the Plan. Each Participant is an unsecured general creditor of the Registrant with respect to all Obligations and will rank pari passu with other unsecured and unsubordinated indebtedness of the Registrant from time to time outstanding. In addition, the rights of Participants in the Plan are subject to the prior claims of creditors of the Registrant’s subsidiaries. Obligations shall be satisfied solely out of the general assets of the Registrant, subject to the claims of its creditors. A Participant will not have any interest in any fund or in any specific asset of the Registrant of any kind by reason of any amount credited to the Participant under the Plan, nor will a Participant have any right to receive any distribution under the Plan except as, and to the extent, expressly provided in the Plan document or the award certificate evidencing the Obligation. The Registrant will not segregate any funds or assets to provide for the Obligations or issue any notes or securities for the payment thereof.

The amount of compensation to be awarded to or deferred by each Participant will be determined in accordance with the terms of the Plan. Each Obligation will be payable on a date in the future in accordance with the terms of the Plan. The Obligations will be indexed to one or more notional investment options available under the Plan. Each Participant’s Obligation will be adjusted to reflect the investment experience, whether positive or negative, and the fees and costs of the selected notional investment options, including any appreciation or depreciation and any applicable Plan administration fees. The value of Obligations held by a Participant is subject to risk at all times based upon the performance of the notional investment options and based upon currency fluctuation. Unless the administrator of the Plan determines otherwise in its sole discretion, all payments under the Plan to a Participant shall be made in the Participant’s local currency.

The administrator of the Plan will determine the vesting schedule, as well as any other restrictions, applicable to the Obligations held by a Participant (which may include, without limitation, the effects of termination of employment and cancellation of the Obligations under specified circumstances). The administrator may also establish other terms and conditions applicable to the Obligations, including, without limitation, the consequences of a Participant’s death.

A Participant may not assign, sell, garnish, transfer, pledge or encumber the Participant’s interests in the Plan, except by a written designation of a beneficiary under the Plan, by written will or by the laws of descent and distribution.

This prohibition includes any assignment or other transfer that purports to occur by operation of law or otherwise. During a Participant’s lifetime, payments under the Plan shall be made only to the Participant. The Obligations are not convertible into another security of the Registrant. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Registrant. No trustee has been appointed having the authority to take action with respect to the Obligations.

The Registrant reserves the right to alter, amend or modify the Plan, any program under the Plan or any of the award documents under the Plan at any time in its sole discretion. The Registrant may not amend or modify the Plan in a manner that would materially impair a Participant’s rights, if any, in the Participant’s Obligations without the Participant’s consent; provided, however, that the Registrant may, without a Participant’s consent, amend or modify the Plan in any manner that the Registrant considers necessary or advisable to comply with any applicable law, regulation, ruling, judicial decision, accounting standards, regulatory guidance or other legal requirement or to ensure that neither the entirety nor any part of a Participant’s Obligations is subject to United States federal, state or local income tax or any equivalent taxes in territories outside the United States prior to payment or to any interest or penalty tax.

Item 5.         Interests of Named Experts and Counsel

None.

Item 6.         Indemnification of Directors and Officers

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his/her conduct was unlawful. A similar standard is applicable in the case of derivative actions (i.e., actions by or in the right of the corporation), except that indemnification extends only to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

The Registrant’s amended and restated certificate of incorporation provides that, to the fullest extent permitted by the DGCL, no director will be personally liable to the Registrant or to its stockholders for monetary damages for breach of fiduciary duty as a director. Notwithstanding this provision, pursuant to Section 102(b)(7) of the DGCL, a director can be held liable (1) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL (which concerns unlawful payments of dividends, stock purchases or redemptions) or (4) for any transaction from which the director derives an improper personal benefit.

While the amended and restated certificate of incorporation provides directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate this duty. Accordingly, the amended and restated certificate of incorporation has no effect on the availability of equitable remedies such as an injunction or rescission based on a director’s breach of his or her duty of care. The provisions of the amended and restated certificate of incorporation described above apply to an officer of the Registrant only if he or she is a director of the Registrant and is acting in his or her capacity as director and do not apply to officers of the Registrant who are not directors.

The amended and restated certificate of incorporation requires the Registrant to indemnify any person who was or is a party or is threatened to be made a party to, or was otherwise involved in (including, without limitation, as a witness), a legal proceeding by reason of the fact that he or she is or was a director or an officer of the Registrant or is or was serving at its request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent authorized by the DGCL, as it exists or may be amended, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement by or on behalf of such person) actually and reasonably incurred in connection with such service (provided that, in the case of a proceeding initiated by such person, the Registrant will only indemnify such person if the proceeding was specifically authorized by the board of directors of the Registrant (the “Board”)). This right of indemnity will include, with certain limitations and exceptions, a right to be paid by the Registrant the expenses incurred in defending such proceedings. The Registrant is authorized under its amended and restated certificate of incorporation to carry directors’ and officers’ insurance protecting the Registrant, any director, officer, employee or agent of the Registrant or another corporation, partnership, joint venture, trust or other enterprise against any liability, whether or not the Registrant would have the power to indemnify the person under the DGCL. The amended and restated certificate of incorporation also permits the Board to indemnify or advance expenses to any of the Registrant’s employees or agents to the fullest extent permitted with respect to the Registrant’s directors and officers in the amended and restated certificate of incorporation.

By its terms, the indemnification provided for in the amended and restated certificate of incorporation is not exclusive of any other rights that the indemnified party may be or become entitled to under any law, agreement, vote of stockholders or directors, provisions of the amended and restated certificate of incorporation or bylaws or otherwise. Any amendment, alteration or repeal of the amended and restated certificate of incorporation’s indemnification provisions will be, by the terms of the amended and restated certificate of incorporation, prospective only and will not adversely affect the rights of any indemnitee in effect at the time of any act or omission occurring prior to such amendment, alteration or repeal.

The foregoing summaries are necessarily subject to the complete text of the DGCL, the amended and restated certificate of incorporation and the Registrant’s amended and restated bylaws and the arrangements referred to above and are qualified in their entirety by reference thereto.

Item 7.         Exemption from Registration Claimed

Not applicable.

Item 8.      Exhibits

The exhibits listed on the exhibit index at the end of this Registration Statement are included in this Registration Statement.

Item 9.      Undertakings

(a) The undersigned Registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)             to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)        to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)       to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)         That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities

Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned Registrant hereby undertakes that, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBITS

Exhibit No.	Description
3.1

Amended and Restated Articles of Incorporation of KLX Energy Services Holdings, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-8 (File No. 333–227321) filed with the Commission on September 13, 2018).

3.2

Amended and Restated Bylaws of KLX Energy Services Holdings, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-8 (File No. 333–227321) filed with the Commission on September 13, 2018).

4.1	KLX Energy Services Holdings, Inc. 2018 Deferred Compensation Plan.*

5.1	Opinion of Freshfields Bruckhaus Deringer US LLP, counsel to the Registrant, regarding the legality of the securities being offered hereby (including consent).*

23.1	Consent of Deloitte & Touche LLP.*

23.2	Consent of Freshfields Bruckhaus Deringer US LLP (included in Exhibit 5.1).*

24.1	Power of Attorney (included as part of the signature pages to this Registration Statement).*

* Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Wellington, State of Florida on the 13th day of September, 2018.

KLX ENERGY SERVICES HOLDINGS, INC.

By:	/s/ Thomas McCaffrey
	Name:	Thomas P. McCaffrey
	Title:	Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Amin J. Khoury and Thomas McCaffrey as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments to the Registration Statement, including post-effective amendments, and registration statements filed pursuant to Rule 462 under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, and does hereby grant unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or any substitute therefor, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on the 13th day of September, 2018:

Name		Title

By:	/s/ Amin J. Khoury	Chief Executive Officer and Chairman of the Board
	Amin J. Khoury	(Principal Executive Officer)

By:	/s/ Thomas McCaffrey	Senior Vice President and Chief Financial Officer
	Thomas McCaffrey	(Principal Financial and Accounting Officer)